Exhibit 99.1

AUTOBYTEL INC. ANNOUNCES JAMES RIESENBACH TO BE PRESIDENT AND CEO

A veteran of online and digital media, Riesenbach headed America Online’s

Search and Directional Media Group

Irvine, CA – March 1, 2006 – Autobytel Inc. (Nasdaq: ABTL) today announced that James Riesenbach has agreed to become President and Chief Executive Officer of the Company. Riesenbach will assume leadership of Autobytel as of March 20, 2006. At that time, Riesenbach will also join the Autobytel Board of Directors. The Company also announced that it will no longer pursue a sale of the Company as one of its strategic alternatives, but will continue to review possible strategic acquisitions and partnership opportunities.

A veteran of online and digital media, Riesenbach brings an exceptional balance of leadership experience, broad operational and marketing skills, and extensive domain expertise in Search, Local, Classifieds, and eCommerce to Autobytel. Most recently, he led a period of dramatic advertising revenue and consumer usage growth across AOL’s Search and Directory businesses, which have become a significant component of AOL’s advertising mix.

“When we began our search for a new CEO, we knew that we needed to find a visionary with deep expertise in innovating ahead of the demands of the evolving digital universe,” said Autobytel President and CEO Rick Post. “We also needed an individual with strong operational experience who can maintain the entrepreneurial culture that is key to Autobytel’s leadership. We found that individual in Jim.”

As Senior Vice President of AOL’s Search and Directional Media Group, Riesenbach managed a wide portfolio of businesses, including broad oversight for AOL Inc.’s Search properties, as well as the fast-growing Search-based businesses in Local, Directories, Audio/Video, and eCommerce. The properties Riesenbach has managed reach over 40 million unique users monthly* with well over 500 million searches a month. The organization Riesenbach managed includes employees across multiple locations worldwide, including the base operation in Dulles, Virginia, and extensive editorial and business operations in Bangalore, India.

The Company also announced that Rick Post, who has served as President and CEO since April 2005, will continue to serve on the Autobytel Board of Directors.

“Rick Post’s leadership has been critical in stabilizing the Company following last year’s restatements, and has laid a solid foundation for our new CEO to move Autobytel’s business forward,” said Autobytel Chairman Michael Fuchs. “We are pleased that Rick will not only continue to serve on the Board of Directors, but that he will help support and guide Jim through the transition.”

At AOL, Riesenbach was responsible for launching an extensive series of product and advertising innovations that have driven increased advertising revenue, consumer adoption and usage, and network-wide value across AOL.

Riesenbach has also overseen AOL Search’s partnership strategy, including AOL’s longstanding Search partnership with Google, YellowPages.com, Shopzilla, Infospace, Fast Search, and

Ingenio. Prior to leading AOL Search, Riesenbach was one of the founders and principal leaders in AOL’s Local Group from 1996 to 2001, leading the growth of the Network, and its consumer and advertising offerings from under 10 cities to over 200 markets.

“I am excited to take the reins of a company that literally invented one of the most powerful segments of the digital revolution - the Automotive Internet. As someone who grew up in an automotive industry family, I understand the scope of this industry, which is the largest in the world,” said Riesenbach. “I also believe that online and digital media, where I spent the last sixteen years of my career, represent the most significant communications revolution since the invention of the telephone — and Autobytel is strategically positioned at the nexus of these two movements.”

“The opportunity to drive further innovations in these industries, while providing value to all of Autobytel’s constituents – shareholders, dealers, automakers, consumers, and employees - is a challenge and opportunity I am thrilled to take on.”

Previously, Riesenbach spent six years with Comcast Corporation where he led consumer marketing and programming in the company’s largest region. Riesenbach holds a BS from Rutgers University.

“Jim’s proven track record in growing the AOL and Comcast businesses for which he was responsible, as well as his ability to find and capture today’s consumer, should allow Autobytel to continue to develop the extraordinary potential of its business and to further build upon the power of the Automotive Internet to the benefit of dealers, automakers and consumers,” concluded Fuchs.

*	ComScore Media Metrix, January 2006

About Autobytel Inc.

Autobytel Inc. (Nasdaq: ABTL), a leading Internet automotive marketing services company, helps retailers sell cars and manufacturers build brands through marketing, advertising, data and CRM products and programs. It’s estimated that every 7.5 seconds an American car shopper requests a vehicle through Autobytel, which owns and operates the automotive websites—Autobytel.com, Autoweb.com, Carsmart.com, Car.com, AutoSite.com, Autoahorros.com, and CarTV.com. This automotive research and buying network reaches millions of car shoppers each month as they make their vehicle buying decisions, generating billions of dollars in sales for dealers. A leader in dealership customer management and CRM solutions, Autobytel also owns and operates AVV, Inc., a top provider of dealership CRM and sales management products, and Retention Performance Marketing, Inc., (RPM®), which powers dealerships with cutting-edge customer loyalty and retention marketing programs. Autobytel’s AIC (Automotive Information Center) has been a trusted industry source of automotive marketing data and technology for over 20 years. Autobytel Inc. is the only company to achieve top rankings for both its lead management and lead generation services among the nation’s top-100 Internet dealers.

Contact:

Autobytel Inc. Media Relations

Melanie Webber, Autobytel Inc., 949.862.3023, melaniew@autobytel.com

Autobytel Inc. Investor Relations

Jennifer Klein, Autobytel Inc. 949.862.1362, jenniferkl@autobytel.com